POST OFFICE BOX 787
                              LEBANON, TENNESSEE
                                      37088-0787
                              PHONE 615.443.9869

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CBRL GROUP, INC.
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[LOGO OF CBRL GROUP, INC.]


                                                Contact:  Lawrence E. White
                                                          Senior Vice President/
                                                          Finance and Chief
                                                          Financial Officer
                                                          (615) 443-9869


                     CBRL GROUP, INC. REPORTS OCTOBER SALES

LEBANON,  Tenn.  (November 2, 2004) -- CBRL Group, Inc. (the "Company") (NASDAQ:
CBRL) today reported comparable store sales for the five-week period ending October 29, 2004. As indicated when it established its reporting calendar for fiscal 2005 on September 9, 2004, the Company will report financial results for its first fiscal quarter on Thursday, November 18, 2004, at which time it will also provide updates on earnings guidance.

     The Company reported that comparable store restaurant sales for the five weeks ending Friday, October 29, 2004, in its Cracker Barrel Old Country Store(R) ("Cracker Barrel") units were up 2.3% from the comparable period last year, with an approximately 3.6% higher average check. The increase in Cracker Barrel's average check reflected in part approximately 2.8% higher menu pricing, including an approximately 1.7% menu price increase taken during the month. Cracker Barrel comparable store retail sales in fiscal October were down 7.0%. Comparable restaurant sales in the Company's Logan's Roadhouse(R) restaurants in fiscal October were up 5.2%, including an approximately 5.7% higher average check. The increase in Logan's average check reflected in part approximately 3.6% higher menu prices, including an approximately 0.9% menu price increase taken during the month.

     The Company noted that sales were unfavorably affected by Hurricane Jeanne early in fiscal October. The Company estimated that comparable store restaurant sales for Cracker Barrel and Logan's were reduced by less than 0.5% as a result of the hurricane. The Company also noted that sales were affected favorably by a change in the timing of Halloween, which fell in fiscal October last year but will occur in fiscal November this year. The Company estimated that comparable store restaurant sales for the month were improved by approximately 0.5% at Cracker Barrel and approximately 1% at Logan's as a result of this holiday timing change.

     Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 509 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 114 company-operated and 21 franchised Logan's Roadhouse restaurants in 18 states.

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